PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(7)
(To Prospectus dated January 25, 2008)	Registration Statement No. 333-148649

CapLease, Inc.

This prospectus supplement no. 1 supplements and amends the prospectus dated January 25, 2008 relating to the resale from time to time of shares of our common stock that we may issue to holders named in the prospectus dated January 25, 2008 and in this prospectus supplement of our 7.50% Convertible Senior Notes due 2027 upon the conversion of the notes.

You should read this prospectus supplement in conjunction with the prospectus dated January 25, 2008. This prospectus supplement updates information in the “Selling Stockholders” section of the prospectus and, accordingly, to the extent inconsistent, the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement may not be delivered or utilized without the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “LSE.” On April 11, 2008, the last reported sale price of our common stock on the New York Stock Exchange was $8.01 per share.

Investing in our common stock involves risks. Before investing in our common stock, you should carefully read and consider the “Risk Factors” beginning on page 1 of the prospectus dated January 25, 2008 and in our periodic reports and other information that we file from time to time with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 14, 2008.

SELLING STOCKHOLDERS

We are adding additional selling stockholders to the prospectus dated January 25, 2008. The selling stockholders table on page 7 of such prospectus is hereby supplemented to include the following additional selling stockholders. The information is based on information provided by or on behalf of such selling stockholders. The selling stockholders may sell all, some or none of the shares of our common stock which we may issue upon the conversion of the notes. The number of shares of our common stock issuable upon the conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling stockholder at the maximum conversion rate of 88.3704 shares of our common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share. This conversion rate is subject to adjustment in certain events. Accordingly, the number of shares of our common stock issued upon the conversion of the notes may increase or decrease from time to time.

Name	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Shares Beneficially Owned Prior to the Offering(1)	Number of Shares Offered Hereby	Number of Shares Beneficially Owned After the Offering(2)	Percentage of Shares Beneficially Owned After the Offering(2)
Guggenheim Portfolio Company XXXI, LLC	205,019	*	205,019	0	*
HFR RVA Combined Master Trust	87,840	*	87,840	0	*
Whitebox Convertible Arbitrage Partners, LP	1,960,585	4.2%	1,960,585	0	*

*	Less than one percent.

(1)
Based on a total of 44,744,280 shares of our common stock outstanding as of April 14, 2008. For purposes of computing the percentage of outstanding shares beneficially owned by each selling stockholder named above, the shares of common stock beneficially owned by such selling stockholder are deemed to be outstanding, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other selling stockholder.

(2)	Assumes the selling stockholder sells all of its shares of our common stock offered pursuant to this prospectus.